EXHIBIT 99.1
FOR IMMEDIATE RELEASE

FROM: MSA Safety Incorporated
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy (412) 559-8154
Investor Relations Contact: Larry De Maria – (917) 245-7463

MSA Safety CFO Lee McChesney Resigns to Accept New Opportunity; Elyse Brody Appointed Interim CFO

PITTSBURGH, March 13, 2025 - MSA Safety Incorporated (NYSE: MSA) today announced it has accepted the resignation of its Chief Financial Officer, Lee B. McChesney, effective March 21, 2025. Mr. McChesney, who was elected CFO in October of 2022, is leaving to accept a similar position at another public company.
Steve Blanco, MSA Safety President and CEO, said the company has initiated a comprehensive search for a new CFO. In addition, MSA Executive Director of Financial Planning and Analysis and Strategy, Elyse L. Brody, has been appointed interim CFO.
“We extend our thanks to Lee for the contributions he has made since joining the company,” Mr. Blanco commented. “Lee was a strong advocate for the MSA Business System, which he utilized in his continuous improvement efforts to strengthen the foundation within our Finance organization in pursuit of functional excellence,” he said.

About MSA Safety

MSA Safety Incorporated (NYSE: MSA) is the global leader in advanced safety products, technologies and solutions. Driven by its singular mission of safety, the Company has been at the forefront of safety innovation since 1914, protecting workers and facility infrastructure around the world across a broad range of diverse end markets while creating sustainable value for shareholders. With 2023 revenues of $1.8 billion, MSA Safety is headquartered in Cranberry Township, Pennsylvania and employs a team of over 5,000 associates across its more than 40 international locations. For more information, please visit www.MSASafety.com.
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